Exhibit 10.3

Execution Version

Far Peak Acquisition Corporation

511 6th Ave #7342

New York, New York 10011

Bullish

c/o Maples Corporate Services Centre Limited

P.O, Box 309, Ugland House

Grand Cayman, Cayman Islands KY1-1104

Re: Amendment to the Letter Agreement

Ladies and Gentlemen:

This amendment to the Letter Agreement, dated as of July 8, 2021 (this “Letter Agreement Amendment”), is made and entered into by and among Far Peak LLC (the “Sponsor”) and each of the undersigned (each, an “Insider” and, collectively, the “Insiders”) in respect of and in reference to that certain Letter Agreement, dated as of December 4, 2020 (the “Letter Agreement”), by and among the Sponsor and the Insiders. Capitalized terms used but not defined in this Letter Agreement Amendment shall have the meanings given to them in the Letter Agreement. The Sponsor and the Insiders acknowledge and agree that the effectiveness of this Letter Agreement Amendment shall be expressly subject to the consummation of the Initial Closing contemplated by that certain Business Combination Agreement (as may be amended, restated or supplemented from time to time, the “Business Combination Agreement”) to be entered into by and among Bullish, a Cayman Islands exempted company (“Pubco”), Bullish Global, a Cayman Islands exempted company, Far Peak Acquisition Corporation, a Cayman Islands exempted company, BMC 1, a Cayman Islands exempted company and BMC 2, a Cayman Islands exempted company and shall automatically be terminated and made null and void if the Business Combination Agreement is terminated pursuant to the terms therein. The transactions contemplated by the Business Combination Agreement are referred to herein as the “Bullish Business Combination.” In order to induce Pubco to proceed with the Mergers (as defined in the Business Combination Agreement) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and the Insiders hereby agree with the Company and Pubco to amend the Letter Agreement as follows:

1. Paragraph 6 of the Letter Agreement is amended, restated and replaced, in its entirety, with the following:

“6. Lock-up; Transfer Restrictions.

(a) Notwithstanding anything to the contrary in the Letter Agreement, for purpose of Paragraph 6, (i) “Founder Shares” shall mean the Class B ordinary shares of the Company, which will be converted into the Class A ordinary shares of Pubco pursuant to the Business Combination Agreement, (ii) “Ordinary Shares” shall mean the Company’s Class A ordinary shares, which will be converted into the Class A ordinary shares of Pubco pursuant to the Business Combination Agreement, (iii) “Private Placement Warrants” shall mean the warrants to purchase Class A ordinary shares of the Company, which will be converted into the Pubco Warrants (as defined in the Business Combination Agreement) pursuant to the Business Combination Agreement, (iv) references to the Company shall refer to Pubco following the consummation of the transactions contemplated by the Business Combination Agreement, and (v) references to “initial Business Combination” and “Business Combination” shall refer to the transactions contemplated by the Business Combination Agreement.

(b) The Sponsor.

(i) The Sponsor agrees that it shall not Transfer any Founder Shares (the “Sponsor Lock-up”) until the earliest of (A) one year after the completion of an initial Business Combination and (B) following the completion of an initial Business Combination, the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property (the “Sponsor Lock-up Period”). Notwithstanding the foregoing, but subject to Paragraph 6(b)(ii) below, if, subsequent to a Business Combination, the closing price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, the Founder Shares shall be released from the Sponsor Lock-up; provided, however, that, if the Sponsor Lock-up Period would have otherwise expired prior to the date that is 180 days after the Company’s initial Business Combination, such expiration shall not be deemed effective until 180 days after the Company’s initial Business Combination.

(ii) In addition to the provisions of Paragraph 6(b)(i) above:

(1) if, in connection with the consummation of the Bullish Business Combination, more than 15,000,000 Class A ordinary shares are validly tendered for redemption and not withdrawn, the Sponsor shall, at the closing of the Bullish Business Combination, surrender to the Company for cancellation 1,950,000 Founder Shares (the “Forfeiture”);

(2) if, in connection with the consummation of the Bullish Business Combination there is no Forfeiture, then following the closing of such Bullish Business Combination, (i) the Sponsor shall not Transfer 780,000 Founder Shares (the “First Tier Locked-up Shares”) until such time as the closing price of the Ordinary Shares equals or exceeds $12.50 per share (as adjusted for share sub-divisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period after the closing of the initial Business Combination, and (ii) the Sponsor shall not Transfer an additional 780,000 Founder Shares (the “Second-Tier Locked-up Shares”) until such time as the closing price of the Ordinary Shares equals or exceeds $15.00 per share (as adjusted for share sub-divisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period after the closing of the initial Business Combination; and

(3) in connection with the consummation of the Bullish Business Combination, the Sponsor shall, at the closing of the Bullish Business Combination, surrender to the Company for cancellation 400,000 Private Placement Warrants.

(iii) The Sponsor agrees that it shall not effectuate any Transfer of Private Placement Warrants or Ordinary Shares underlying such warrants until 30 days after the completion of an initial Business Combination.

(iv) Notwithstanding the provisions set forth in Paragraphs 6(b)(i)—6(b)(iii), Transfers of the Founder Shares, Private Placement Warrants and Ordinary Shares underlying the Private Placement Warrants are permitted: (a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (b) by private sales or transfers, including, for the avoidance of doubt, pursuant to the terms of the Securities Purchase Agreement, dated as of the date hereof, among the Sponsor, Pubco and the Anchor Subscriber named therein, made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of a Business Combination at prices no greater than the price at which the Founder Shares, Private Placement Warrants or Ordinary Shares, as applicable, were originally purchased; (c) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; (d) in the event of the Company’s liquidation, merger, share exchange or other similar transaction which results in all of the Company’s Public Shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the completion of an initial Business Combination; or (e) from the Sponsor to the Anchor Investor upon the consummation of a Business Combination, in an aggregate amount of 1,950,000 Founder Shares; provided, however, that in the case of clauses (a) through (c) and (e), these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

(c) The Insiders.

(i) The Insiders agree that they shall not Transfer any Founder Shares (the “Insiders Lock-up”) until the earliest of (A) one year after the completion of an initial Business Combination and (B) following the completion of an initial Business Combination, the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property (the “Insiders Lock-up Period”, and together with the Sponsor Lock-up Period, the “Founder Shares Lock-up Period”). Notwithstanding the foregoing, if, subsequent to a Business Combination, the closing Stock Price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, the Founder Shares shall be released from the Insiders Lock-up; provided, however, that, if the Insiders Lock-up Period would have otherwise expired prior to the date that is 180 days after the Company’s initial Business Combination, such expiration shall not be deemed effective until 180 days after the Company’s initial Business Combination

(ii) The Insiders agree that they shall not effectuate any Transfer of Private Placement Warrants or Ordinary Shares underlying such warrants until 30 days after the completion of an initial Business Combination.

(iii) Notwithstanding the provisions set forth in Paragraphs 6(c)(i) and 6(c)(ii), Transfers of the Founder Shares, Private Placement Warrants and Ordinary Shares underlying the Private Placement Warrants are permitted: (a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (b) by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) by virtue of laws of descent and distribution upon death of the individual; (d) pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of a Business Combination at prices no greater than the price at which the Founder Shares, Private Placement Warrants or Ordinary Shares, as applicable, were originally purchased; (f) in the event of the Company’s liquidation, merger, share exchange or other similar transaction which results in all of the Company’s Public Shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the completion of an initial Business Combination; provided, however, that in the case of clauses (a) through (e) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.”

2. Paragraph 7 of the Letter Agreement is amended, restated and replaced, in its entirety, with the following:

“7. Remedies. The Sponsor and each of the Insiders hereby agree and acknowledge that (i) each of the Underwriters, the Company and Pubco would be irreparably injured in the event of a breach by the Sponsor or such Insider of its, her or his obligations, as applicable under paragraphs 3, 4, 6, 8, and 11, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.”

3. Paragraph 9 of the Letter Agreement is deleted in its entirety.

4. Paragraph 19 of the Letter Agreement is amended, restated and replaced, in its entirety, with the following:

“19. No Third Party Beneficiaries. The parties hereto acknowledge and agree that Pubco shall be entitled to specifically enforce obligations of the Sponsor and the Insiders under the Letter Agreement and this Letter Agreement Amendment and the provisions of Paragraphs 6 and 7 of the Letter Agreement (as amended by this Letter Agreement Amendment) to which Pubco is an express third party beneficiary on the terms and subject to the conditions set forth therein. The Letter Agreement and this Letter Agreement Amendment shall not confer any rights or benefits on any persons that are not parties hereto or thereto, except as set forth with respect to the Underwriters in respect of any amendment to Section 6(d) or with respect to Pubco.”

5. The Letter Agreement and this Letter Agreement Amendment constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

6. This Letter Agreement Amendment may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties affected thereby.

7. Paragraph 13 through 18 of the Letter Agreement are incorporated herein and shall apply to this Letter Agreement Amendment mutatis mutandis.

[Signature Page Follows]

FAR PEAK LLC

By:	/s/ Thomas W. Farley
Name: Thomas W. Farley
Title: Manager

INSIDERS

By:	/s/ Thomas W. Farley
Name: Thomas W. Farley

By:	/s/ David W. Bonanno
Name: David W. Bonanno

By:	/s/ Stanley A. McChrystal
Name: Stanley A. McChrystal

By:	/s/ Nicole Seligman
Name: Nicole Seligman

By:	/s/ Charles Vice
Name: Charles Vice

[Signature Page to the Letter Agreement Amendment]

Acknowledged and Agreed:
FAR PEAK ACQUISITION CORPORATION

By:	/s/ Thomas W. Farley
Name: Thomas W. Farley
Title:	Chief Executive Officer, President and Chairman of the Board

[Signature Page to the Letter Agreement Amendment]

Acknowledged and Agreed:
BULLISH

By:	/s/ Andrew Bliss
Name: Andrew Bliss
Title: Director

[Signature Page to the Letter Agreement Amendment]